Exhibit 99.1
STONE ENERGY CORPORATION
Announces Second Quarter 2006 Results
LAFAYETTE, LA. August 2, 2006
     Stone Energy Corporation (NYSE: SGY) today announced a net loss of $1.5 million, or $0.05 loss per share, on operating revenue of $169.2 million for the second quarter of 2006 compared to net income of $44.0 million, or $1.62 per share, on operating revenue of $185.2 million in the second quarter of 2005. Net income(loss) for the three and six-month periods ended June 30, 2006 included a $27.4 million after-tax charge to earnings associated with the proposed merger with Energy Partners, Ltd. (NYSE: EPL). (See “Recent Merger Announcement” for further discussion) For the six months ended June 30, 2006, net income totaled $22.6 million, or $0.83 per share, on operating revenue of $327.6 million compared to net income of $77.4 million, or $2.86 per share, on operating revenue of $341.4 million during the comparable 2005 period. All per share amounts are on a diluted basis.
     Discretionary cash flow decreased 19% to $115.9 million during the three months ended June 30, 2006 compared to $142.2 million generated during the second quarter of 2005. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $90.0 million during the second quarter of 2006 compared to $139.3 million in the second quarter of 2005. For the first six months of 2006, discretionary cash flow totaled $223.1 million compared to $257.8 million for the comparable 2005 period. Net cash flow provided by operating activities totaled $171.4 million and $250.2 million during the six months ended June 30, 2006 and 2005, respectively. (Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.)
     Net daily production volumes during the second quarter of 2006 averaged approximately 206 MMcfe, which represented a 6% increase over average daily production for the first quarter of 2006 and a 28% decrease from average daily production for the comparable quarter in 2005. For the six months ended June 30, 2006, net average daily production volumes were approximately 200 MMcfe, or 27% lower than average daily production for the six months ended June 30, 2005. Production volumes in 2006 continue to trail volumes produced during 2005 due to the combination of natural declines from producing wells and extended Gulf Coast production shut-ins due to Hurricanes Katrina and Rita. Stone estimates production of approximately 4 Bcfe, or 44 MMcfe per day, remained shut-in due to the hurricanes during the second quarter of 2006.
     Prices realized during the second quarter of 2006 averaged $67.27 per barrel (Bbl) of oil and $7.30 per thousand cubic feet (Mcf) of natural gas, which represents a 25% increase, on an Mcfe basis, over second quarter 2005 average realized prices of $49.30 per Bbl of oil and $6.50 per Mcf of natural gas. Average realized prices during the first six months of 2006 were $63.74 per Bbl of oil and $7.96 per Mcf of natural gas representing a 30% increase on an Mcfe basis compared to $48.54 per Bbl of oil and $6.26 per Mcf of natural gas realized during the first six months of 2005. All unit pricing amounts include the cash settlement of effective hedging contracts.
     During the second quarter of 2006, hedging transactions increased the average price we received for natural gas by $0.90 per Mcf. Realized oil prices were not impacted by hedging during the second quarter and year-to-date 2006. Hedging transactions reduced realized oil and gas prices during the second quarter of 2005 by $0.59 per Bbl and $0.22 per Mcf. Hedging transactions for natural gas increased the average price received for natural gas by $0.63 during the first half of 2006, compared to a decrease of $0.21 per Mcf during the first half of 2005. Realized oil prices for the first half of 2005 were reduced by $0.47 as a result of hedges.
     Lease operating expenses incurred during the second quarter of 2006 totaled $32.5 million compared to $29.7 million for the comparable quarter in 2005. For the six months ended June 30, 2006 and 2005, lease operating expenses were $67.4 million and $57.6 million, respectively. During the second quarter of 2006, lease operating expenses included $4.7 million, or $0.25 per Mcfe, of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Katrina, Rita and Ivan. For the six months ended June 30, 2006, hurricane-related repairs included in lease operating expenses totaled $10.6 million, or $0.57 per Mcfe. Lease operating expenses for 2006 were also impacted by an increase in the number of active wells.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2006 totaled $74.7 million compared to $71.7 million for the second quarter of 2005. DD&A expense on oil and gas properties for the six months ended June 30, 2006 totaled $139.3 compared to $133.0 million during the same year-to-date period of 2005. The increase in 2006 DD&A per Mcfe reflects our continued challenges in replacing production in the Gulf Coast Basin at a reasonable unit cost.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the second quarter of 2006 were $8.6 million compared to $4.7 million in the second quarter of 2005. For the six months ended June 30, 2006 and 2005, SG&A totaled $17.1 million and $9.5 million, respectively. The increase in SG&A expenses is due to additional compensation expense associated with restricted stock issuances, stock option expensing and higher legal and consulting fees.
     On June 28, 2006, we closed a private placement of $225 million aggregate principal amount of senior floating rate notes due 2010, a portion of the net proceeds from which were used to finance the $190.5 million preferential rights acquisition of additional working interests in Mississippi Canyon Blocks 108 and 109, which closed on July 14, 2006. (See “Recent Acquisition”) We received net proceeds of $222.2 million and the notes bear interest at a rate per annum, reset quarterly, equal to LIBOR plus the applicable margin, initially 2.75%.
     Borrowings outstanding at June 30, 2006 under our bank credit facility totaled $202.0 million with a weighted average interest rate of approximately 6.7%, and letters of credit totaling $22.9 million have been issued under the facility. In July 2006, the borrowing base under the credit facility was increased to $325 million in connection with the preferential rights acquisition of the additional working interests in Mississippi Canyon Blocks 108 and 109. Additionally, we executed a $34.0 million letter of credit in connection with the acquisition. As of July 31, 2006, we have $192.0 million of borrowings outstanding under the facility and $56.9 million committed to letters of credit resulting in $76.1 million of available borrowings. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves.
     As a result of increased interest rates and borrowings under the bank credit facility, interest expense increased 16% to $6.9 million in the second quarter of 2006 compared to $5.9 million, in the second quarter of 2005. Interest expense totaled $12.8 million and $11.8 million during the six months ended June 30, 2006 and 2005, respectively.
     Capital expenditures during the second quarter of 2006 totaled $147.2 million, including $12.8 million of acquisition costs, $5.7 million of capitalized general and administrative expenses (inclusive of incentive compensation) and $4.3 million of capitalized interest. Year-to-date 2006 additions to oil and gas property costs of $292.3 million include $23.0 million of acquisition costs, $10.8 million of capitalized salaries, general and administrative expenses (inclusive of incentive compensation) and $8.6 million of capitalized interest. These investments were financed with cash flow from operating activities, working capital and bank borrowings.
Recent Merger Announcement
     As previously announced, Stone Energy Corporation signed a definitive agreement to be acquired by Energy Partners, Ltd. (NYSE:EPL) in a combination cash and stock transaction. Under the terms of the proposed merger agreement with EPL, each share of Stone common stock would be converted into the right to receive, at the election of the holder: (i) $51.00 in cash, or (ii) shares of EPL common stock equivalent to the ratio determined by dividing $51.00 by the market price of shares of EPL common stock (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio would not be greater than 2.525 or less than 2.066 shares of EPL common stock per share of Stone common stock. The election of cash or stock would be subject to a limit on total cash consideration of approximately $723 million (which includes approximately $15.5 million attributable to stock options) and a limit on the total number of shares of EPL common stock to be issued of approximately 35 million.

     Stone and EPL will file definitive materials relating to the transaction with the Securities and Exchange Commission (SEC), including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Stone and EPL are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Stone and EPL and the transaction. Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Stone may be obtained free of charge from Stone’s website at www.stoneenergy.com. The documents filed with the SEC by EPL may be obtained free of charge from EPL’s website at www.eplweb.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.
     Stone, EPL and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Stone and EPL in connection with the acquisition. Information about the executive officers and directors of Stone and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement/prospectus relating to the acquisition when it becomes available. Information about the executive officers and directors of EPL and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement/prospectus relating to the acquisition when it becomes available.
     Prior to entering into the EPL Merger Agreement, we terminated our merger agreement with Plains Exploration and Production Company (“Plains”) and Plains Acquisition Corp. (“Plains Acquisition”) on June 22, 2006. As required under the terms of the terminated merger agreement among Stone, Plains and Plains Acquisition, Plains was entitled to a termination fee of $43.5 million, which was advanced by EPL to Plains on June 22, 2006. Pursuant to the EPL Merger Agreement, we are obligated to repay all or a portion of this termination fee under certain circumstances if the EPL merger is not consummated. The $43.5 million termination fee was recorded as merger expenses in the income statement. Of this amount, $25.3 million is potentially reimbursable to EPL in the event the merger agreement is terminated as a result of the merger not being consummated by December 31, 2006 and has been recorded as deferred revenue on the balance sheet as of June 30, 2006. The remaining $18.2 million of the termination fee has been recorded as merger expense reimbursement in the income statement. Upon completion of the proposed merger, the remaining $25.3 million would be recognized in earnings.
     In addition to the $43.5 million termination fee, we have incurred $3.0 million of merger-related expenses. The $43.5 million fee and a portion of the $3.0 million of merger related expenses are expected to be nondeductible for income tax purposes and the $18.2 million reimbursement of the termination fee is nontaxable. These permanent differences have resulted in an effective tax rate for the three and six-month periods ended June 30, 2006 of 112% and 54%, respectively.
Recent Acquisition
     On July 14, 2006, Stone completed the preferential rights acquisition of additional working interests in Mississippi Canyon Blocks 108 and 109. The acquisition cost totaled approximately $190.5 million (subject to post-closing adjustments), which was financed with a portion of the proceeds from the recent $225 million senior floating rate notes issuance. Production associated with the acquired interests was approximately 25 million cubic feet of gas equivalent per day (or approximately 4,200 barrels of oil equivalent per day) before the platform was shut-in due to pipeline damage from Hurricane Katrina. Repairs to the pipeline facilities are ongoing and production is expected to resume in the fourth quarter of 2006. Stone now has a 100% working interest (WI) in Block 109 and a 24.8% WI in Block 108 and will be the operator of both blocks.

Operations Update
Gulf Coast Basin
     East Cameron Block 64. The No. 13 STK Well was drilled to a total depth of 11,285 feet and encountered 35 feet of gas pay in the primary objective. This zone has produced oil and gas from down-dip wells. The No. 13 STK was completed on July 13th flowing at a gross rate of approximately 8,000 Mcf of gas and 85 barrels of condensate per day. Additionally, the well encountered 85 feet of apparent gas pay in shallower sands that will be available for future recompletions. Stone has a 100% WI and an 85.5% net revenue interest (NRI) in the well.
     Lafitte Field. During the second quarter, Stone completed a multi-well drilling program in the Lafitte field. The first well, the Rigolets LP No. A-2, was drilled to a total depth of 8,990 feet and encountered 34 feet of oil pay and 19 feet of gas pay in five sands. The No. A-2 well was placed on production in May at a gross daily rate of 1,200 Mcf of gas. The second well, the LL&E No. 202 & 202D, was drilled to a total depth of 9,555 feet and encountered 85 feet of oil pay and 18 feet of gas pay in seven sands. The LL&E No. 202 & 202D well was placed on production in July at a gross daily rate of 1,358 barrels of oil and 683 Mcf of gas. The final well, the G.H. Kerner No. 42, was drilled to a total depth of 9,052 feet and was plugged and abandoned. Stone has an operating 51% WI and NRI ranging between 41%-38% in these wells.
     Vermilion Block 46. The No. A-10 Well was drilled to a total depth of 7,821 feet and encountered 41 feet of gas pay in multiple objectives. The No. A-10 Well was dually completed in late July and is producing at a combined gross daily rate of approximately 5.5 MMcfe per day. Stone has an 85% WI and a 71% NRI in the well.
     West Cameron Block 132. The No. 1 Well on West Cameron Block 132 was drilled to a total depth of 14,120 feet to test the Jabberwocky Prospect. The well was plugged and abandoned as a dry hole. Stone had a non-operating 25% WI in this well.
Rocky Mountain Gas
     Pinedale Anticline. Stone is currently drilling the Antelope 3-4D Well and plans to drill three additional Pinedale locations during 2006 with a single drilling rig in the field. Since project commencement, 29 wells have been drilled, of which 24 are producing, three are waiting on completion, one is drilling and one was a dry hole. Stone has a 50% WI and a 41% NRI in the Pinedale project and is the operator of the drilling portion of the project.
Williston Basin
     Williston Basin. Stone is currently operating a two-rig drilling program in the Williston Basin horizontal Bakken play. During the second quarter of 2006, Stone drilled four company operated wells; one is in the final drilling phase, two are waiting on completion operations and one is producing. Stone also participated in three outside operated wells, which are currently drilling. In 2006, Stone has drilled or participated in 16 Bakken development wells with a 100% success rate and expects to drill an additional six company operated wells and up to 14 outside operated wells during the remainder of 2006. Stone has a 62% average WI and 52% average NRI in this program.
International
     Bohai Bay, China. As previously announced, Stone drilled its first well in Bohai Bay, China and encountered potential oil pay in two separate intervals. The possible discovery is awaiting appraisal by additional well(s) to determine if it is commercial and whether development will proceed. At that time, Stone will be able to determine the course of development and the type of facilities required. Stone entered into an agreement to participate in the drilling of two exploratory wells on two offshore concessions in Bohai Bay, China. After drilling these two wells, Stone will have the option to earn interests in the two concessions, which collectively cover one million acres. The second exploratory well is expected to spud by the end of 2006.

2006 Updated Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated. The following is an update of our 2006 guidance:
     Production. For the third quarter of 2006, Stone expects net daily production to average between 200–220 MMcfe and maintains its guidance for full year 2006 average daily production to be in the range of 200–230 MMcfe per day. Stone estimates that current average net daily production is approximately 210 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $125–$150 million for 2006 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.60–$3.90 per Mcfe during 2006, which represents an increase from previous guidance of $3.50–$3.75 per Mcfe..
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $32-$35 million during 2006.
     Capital Expenditures. Stone’s capital spending budget for 2006 is $360 million, excluding acquisitions, asset retirement costs and capitalized interest and general and administrative costs.
     Corporate Tax Rate. Stone previously disclosed that its corporate tax rate was expected to remain be 35% – 36%, with substantially all of the taxes deferred. Although we expect certain merger related expenses to be nondeductible and the reimbursement of merger expenses to be nontaxable upon consummation of the merger, if the merger with EPL is abandoned, the merger expenses and the reimbursement may become deductible and taxable, respectively. Therefore, we can no longer predict with accuracy what the total corporate tax rate will be for the third quarter or remainder of the year.
Hedge Position
     The following table illustrates Stone’s current hedge positions for 2006, 2007 and 2008. All contracts are 12 month contracts that settle monthly.

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price	(Bbls/d)	Price	Price
2006	10,000	$8.00	$14.28	3,000	$55.00	$76.40
2006	20,000	9.00	16.55	2,000	60.00	78.20
2006	20,000	10.00	16.40

2007				3,000	60.00	78.35
2007				3,000	60.00	93.05

2008				3,000	60.00	90.20

Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. (See reconciliation of discretionary cash flow to cash flow provided by operating activities in the Consolidated Statement of Operations and Net Cash Flow Information.)
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Thursday, August 3, 2006 to discuss the operational and financial results for the second quarter of 2006. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
FINANCIAL RESULTS
Net income (loss)	($1,452)	$43,967	$22,556	$77,391
Net income (loss) per share	($0.05)	$1.62	$0.83	$2.86

PRODUCTION QUANTITIES
Oil (MBbls)	1,301	1,612	2,338	2,969
Gas (MMcf)	10,899	16,282	22,168	31,531
Oil and gas (MMcfe)	18,705	25,954	36,196	49,345

AVERAGE DAILY PRODUCTION
Oil (MBbls)	14	18	13	16
Gas (MMcf)	120	179	123	174
Oil and gas (MMcfe)	206	285	200	273

REVENUE DATA (1)
Oil revenue	$87,523	$79,476	$149,035	$144,107
Gas revenue	79,588	105,762	176,510	197,284

Total oil and gas revenue	$167,111	$185,238	$325,545	$341,391

AVERAGE PRICES (1)
Oil (per Bbl)	$67.27	$49.30	$63.74	$48.54
Gas (per Mcf)	7.30	6.50	7.96	6.26
Per Mcfe	8.93	7.14	8.99	6.92

COST DATA
Lease operating expenses	$32,546	$29,684	$67,422	$57,608
Salaries, general and administrative expenses (2)	8,588	4,667	17,065	9,493
DD&A expense on oil and gas properties	74,662	71,700	139,294	132,956

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.74	$1.14	$1.86	$1.17
Salaries, general and administrative expenses (2)	0.46	0.18	0.47	0.19
DD&A expense on oil and gas properties	3.99	2.76	3.85	2.69

AVERAGE SHARES OUTSTANDING – Diluted	27,314	27,149	27,333	27,094

(1)	Includes the cash settlement of effective hedging contracts.

(2)	Exclusive of incentive compensation expense.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
AND NET CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$87,523	$79,476	$149,035	$144,107
Gas production	79,588	105,762	176,510	197,284
Derivative income	2,068	—	2,068	—

Total operating revenue	169,179	185,238	327,613	341,391

Operating expenses:
Lease operating expenses	32,546	29,684	67,422	57,608
Production taxes	3,885	3,998	8,102	6,425
Depreciation, depletion and amortization	75,605	72,399	141,176	134,420
Accretion expense	3,042	1,789	6,085	3,579
Salaries, general and administrative expenses	8,588	4,667	17,065	9,493
Incentive compensation expense	373	367	605	1,013

Total operating expenses	124,039	112,904	240,455	212,538

Income from operations	45,140	72,334	87,158	128,853

Other (income) expenses:
Interest	6,892	5,934	12,807	11,765
Other income	(1,738)	(1,242)	(2,660)	(1,831)
Merger expense reimbursement	(18,200)	—	(18,200)	—
Merger expenses	46,483	—	46,483	—

Total other expenses	33,437	4,692	38,430	9,934

Income before taxes	11,703	67,642	48,728	118,919

Provision for income taxes:
Current	—	—	—	—
Deferred	13,155	23,675	26,172	41,528

Total income taxes	13,155	23,675	26,172	41,528

Net income (loss)	($1,452)	$43,967	$22,556	$77,391

NET CASH FLOW INFORMATION

Reconciliation of non-GAAP financial measures:
Discretionary cash flow	$115,894	$142,217	$223,112	$257,846

Net working capital changes and other	(25,848)	(2,961)	(51,760)	(7,611)

Net cash flow provided by operating activities	$90,046	$139,256	$171,352	$250,235

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$241,382	$79,708
Accounts receivable	250,608	211,685
Other current assets	23,368	10,266

Total current assets	515,358	301,659

Oil and gas properties:
Proved, net	1,737,553	1,564,312
Unevaluated	226,450	246,647
Building and land, net	5,880	5,521
Fixed assets, net	9,077	9,331
Other assets, net	15,043	12,847

Total assets	$2,509,361	$2,140,317

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$174,851	$160,682
Undistributed oil and gas proceeds	47,795	59,187
Asset retirement obligations	61,141	53,894
Deferred merger expense reimbursement	25,300	—
Other accrued liabilities	16,294	11,390

Total current liabilities	325,381	285,153

8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Senior Notes due 2010	225,000	—
Bank debt	202,000	163,000
Deferred taxes	256,660	231,961
Asset retirement obligations	111,881	113,043
Other long-term liabilities	6,277	3,037

Total liabilities	1,527,199	1,196,194

Common stock	274	272
Treasury stock	(1,161)	(1,348)
Additional paid-in capital	496,398	500,228
Unearned compensation	—	(15,068)
Retained earnings	477,707	455,183
Accumulated other comprehensive income	8,944	4,856

Total stockholders’ equity	982,162	944,123

Total liabilities and stockholders’ equity	$2,509,361	$2,140,317